UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2015 (December 16, 2015)

Two Harbors Investment Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-34506	27-0312904
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

590 Madison Avenue, 36th Floor New York, NY 10022
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:   (612) 629-2500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

On December 16, 2015, the Board of Directors of Two Harbors Investment Corp. (the “Company”) appointed Mary Riskey, age 51, to serve as principal accounting officer of the Company effective as of January 1, 2016. Brad Farrell will relinquish his duties as principal accounting officer as of such effective date, although he will continue to serve as the Company’s principal financial officer in his role as Chief Financial Officer and Treasurer.

Mary Riskey has served as Director, Corporate Controller at the Company since 2013 and previously served as Director, Loan Accounting upon joining the Company in 2011. Ms. Riskey has spent the breadth of her career in financial reporting and accounting roles for public financial services companies. From 2000 to 2011, Ms. Riskey served in leadership roles at GMAC ResCap, a global diversified real estate company, advancing to Senior Director, Accounting and Reporting. From 1995 to 2000, Ms. Riskey held several positions at Arcadia Financial LTD, serving most recently as Assistant Controller. Ms. Riskey received a B.B.A. in Accounting from the University of North Dakota.

There are no arrangements or understandings between Ms. Riskey and any other persons pursuant to which she was selected as principal accounting officer of the Company. There are no family relationships between Ms. Riskey and the executive officers or directors of the Company and no transactions that would require disclosure under Item 404(a) of Regulation S-K. No changes were made to Ms. Riskey’s compensation arrangement with the Company in connection with the appointment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWO HARBORS INVESTMENT CORP.

	By:	/s/ REBECCA B. SANDBERG
Rebecca B. Sandberg
General Counsel and Secretary

Date: December 21, 2015